SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)
(Amendment No. 2)1
3PAR Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
88580F109
(CUSIP Number)
December 31, 2009
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     ☐ Rule 13d-1(b)
     ☐ Rule 13d-1(c)
     ☑ Rule 13d-1(d)
[1]	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield IX Management, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,964,640 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

3,964,640 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,964,640 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.4% *

12	TYPE OF REPORTING PERSON

OO

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 2 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield IX, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,766,409 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

3,766,409 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,766,409 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.1% *

12	TYPE OF REPORTING PERSON

PN

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 3 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Associates Fund IV, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		198,231 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

198,231 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

198,231 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3% *

12	TYPE OF REPORTING PERSON

PN

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 4 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield XI Management, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,992,813 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,992,813 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,992,813 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.1% *

12	TYPE OF REPORTING PERSON

OO

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 5 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield XI, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		269,611 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

269,611 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

269,611 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.4% *

12	TYPE OF REPORTING PERSON

PN

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 6 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield XI Qualified, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,323,779 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,323,779 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,323,779 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.0% *

12	TYPE OF REPORTING PERSON

PN

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 7 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Associates Fund VI, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		89,871 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

89,871 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

89,871 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1% *

12	TYPE OF REPORTING PERSON

PN

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 8 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Principals Fund II, a Delaware LLC Including Multiple Series

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		309,552 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

309,552 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

309,552 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.5% *

12	TYPE OF REPORTING PERSON

OO

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 9 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Yogen K. Dalal

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

India

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		8,957,453 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

8,957,453 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,957,453 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.5% *

12	TYPE OF REPORTING PERSON

IN

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 10 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) F. Gibson Myers, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,964,640 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

3,964,640 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,964,640 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.4% *

12	TYPE OF REPORTING PERSON

IN

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 11 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) William D. Unger

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,964,640 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

3,964,640 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,964,640 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.4% *

12	TYPE OF REPORTING PERSON

IN

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 12 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Wendell G. Van Auken, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,964,640 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

3,964,640 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,964,640 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.4% *

12	TYPE OF REPORTING PERSON

IN

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 13 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) A. Grant Heidrich, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,964,640 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

3,964,640 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,964,640 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.4% *

12	TYPE OF REPORTING PERSON

IN

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 14 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) David J. Ladd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,992,813 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,992,813 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,992,813 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.1% *

12	TYPE OF REPORTING PERSON

IN

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 15 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Allen L. Morgan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,992,813 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,992,813 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,992,813 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.1% *

12	TYPE OF REPORTING PERSON

IN

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 16 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Janice M. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,992,813 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,992,813 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,992,813 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.1% *

12	TYPE OF REPORTING PERSON

IN

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 17 of 25 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Robert T. Vasan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,992,813 *

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,992,813 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,992,813 *

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.1% *

12	TYPE OF REPORTING PERSON

IN

*	Represents the aggregate number of shares, and percentage ownership, of common stock of 3PAR Inc. held by the Reporting Person as of December 31, 2009.

Page 18 of 25 pages.

Item 1.
(a)	Name of Issuer:

3PAR Inc.

(b)	Address of Issuer’s Principal Executive Offices:

4209 Technology Drive Fremont, CA 94538
Item 2.
(a)	Name of Persons Filing:

Mayfield IX Management, L.L.C.
Mayfield IX, a Delaware Limited Partnership
Mayfield Associates Fund IV, a Delaware Limited Partnership
Mayfield XI Management, L.L.C.
Mayfield XI, a Delaware Limited Partnership
Mayfield XI Qualified, a Delaware Limited Partnership
Mayfield Associates Fund VI, a Delaware Limited Partnership
Mayfield Principals Fund II, a Delaware LLC Including Multiple Series
Yogen K. Dalal
F. Gibson Myers, Jr.
William D. Unger
Wendell G. Van Auken, III
A. Grant Heidrich, III
David J. Ladd
Allen L. Morgan
Janice M. Roberts
Robert T. Vasan

(b)	Address of Principal Business Office:

c/o Mayfield Fund 2800 Sand Hill Road, Suite 250 Menlo Park, CA 94025

(c)	Citizenship:

Mayfield IX, a Delaware Limited Partnership, Mayfield Associates Fund IV, a Delaware Limited Partnership, Mayfield XI, a Delaware Limited Partnership, Mayfield XI Qualified, a Delaware Limited Partnership and Mayfield Associates Fund VI, a Delaware Limited Partnership, are Delaware limited partnerships. Mayfield IX Management, L.L.C., Mayfield XI Management, L.L.C. and Mayfield Principals Fund II, a Delaware LLC Including Multiple Series, are Delaware limited liability companies.

Page 19 of 25 pages.

The individuals listed in Item 2(a), other than Yogen K. Dalal, are U.S. citizens; Mr. Dalal is a citizen of India.

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number:

88580F109
Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable
Item 4. Ownership.
The information regarding ownership as set forth in Items 5-9 of Pages 2-19 hereto is hereby incorporated by reference. All share amounts set forth in Items 5 — 9 of Pages 2 — 19 are reported as of December 31, 2009. For a summary of total ownership by all Reporting Persons, see Exhibit 3 hereto. Footnote (12) on Exhibit 3 hereto states the number of shares directly owned by the Reporting Persons as of February 4, 2010.
Item 5. Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.
Item 8. Identification and Classification of Members of the Group.
Not applicable.
Item 9. Notice of Dissolution of Group.
Not applicable.
Item 10. Certification.
Not applicable.

Page 20 of 25 pages.

SIGNATURES
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 4, 2010
MAYFIELD IX MANAGEMENT, L.L.C., by /s/ James T. Beck,
Authorized Signatory
MAYFIELD IX, a Delaware Limited Partnership, by Mayfield IX
Management, L.L.C., its General Partner, by /s/ James T. Beck,
Authorized Signatory
MAYFIELD ASSOCIATES FUND IV, a Delaware Limited
Partnership, by Mayfield IX Management, L.L.C., its General Partner, by /s/ James T. Beck, Authorized Signatory
MAYFIELD XI MANAGEMENT, L.L.C., by /s/ James T. Beck,
Authorized Signatory
MAYFIELD XI, a Delaware Limited Partnership, by Mayfield XI
Management, L.L.C., its General Partner, by /s/ James T. Beck,
Authorized Signatory
MAYFIELD XI QUALIFIED, a Delaware Limited Partnership, by
Mayfield XI Management, L.L.C., its General Partner, by /s/ James T.
Beck, Authorized Signatory
MAYFIELD ASSOCIATES FUND VI, a Delaware Limited
Partnership, by Mayfield XI Management, L.L.C., its General Partner, by /s/ James T. Beck, Authorized Signatory
MAYFIELD PRINCIPALS FUND II, A DELAWARE LLC
INCLUDING MULTIPLE SERIES, by Mayfield XI Management,
L.L.C., its Managing Director, by /s/ James T. Beck, Authorized
Signatory

Page 21 of 25 pages.

YOGEN K. DALAL, by /s/ James T. Beck, Attorney-in-fact for Yogen K. Dalal
F. GIBSON MYERS, JR., by /s/ James T. Beck, Attorney-in-fact for F. Gibson Myers, Jr.
WILLIAM D. UNGER, by /s/ James T. Beck, Attorney-in-fact for William D. Unger
WENDELL G. VAN AUKEN, III, by /s/ James T. Beck, Attorney-in-fact for Wendell G. Van Auken, III
A. GRANT HEIDRICH, III, by /s/ James T. Beck, Attorney-in-fact for A. Grant Heidrich, III
DAVID J. LADD, by /s/ James T. Beck, Attorney-in-fact for David J. Ladd
ALLEN L. MORGAN, by /s/ James T. Beck, Attorney-in-fact for Allen L. Morgan
JANICE M. ROBERTS, by /s/ James T. Beck, Attorney-in-fact for Janice M. Roberts
ROBERT T. VASAN, by /s/ James T. Beck, Attorney-in-fact for Robert T. Vasan

Page 22 of 25 pages.

EXHIBIT INDEX

Exhibit 1 —	“JOINT FILING AGREEMENT” is hereby incorporated by reference to Exhibit 1 to the Statement on Schedule 13G dated February 14, 2008.

Exhibit 2 —	“POWERS OF ATTORNEY” are hereby incorporated by reference to Exhibit 2 to the Statement on Schedule 13G dated February 14, 2008.

Exhibit 3 —	OWNERSHIP SUMMARY

Page 23 of 25 pages.